Exhibit 99.1

For Immediate Release
For more information, contact:

James J. Burke
Standard Motor Products, Inc.
(718) 392-0200

Standard Motor Products, Inc. Announces
Acquisition of Automotive Ignition Wire
Business of General Cable

New York, NY, May 23, 2016 ….… Standard Motor Products, Inc. (NYSE: SMP), an automotive replacement parts manufacturer and distributor, announced today that it has signed a definitive agreement to acquire General Cable Corporation’s automotive ignition wire business for approximately $71 million, subject to post-closing adjustments. The acquisition will include the purchase of General Cable’s automotive ignition wire business in North America as well as a subsidiary in Mexico. 2015 sales volume for this business was approximately $96 million.

SMP will fund the acquisition, as well as the one-time costs for acquisition and integration expenses, in cash through borrowings under its revolving credit facility. The transaction is expected to close in the near future. The integration process of the acquired business will take approximately 12-18 months.

37-18 Northern Blvd., Long Island City, NY  11101
(718) 392-0200
www.smpcorp.com

Mr. Eric Sills, Standard Motor Products’ Chief Executive Officer and President, stated, “We are very pleased to announce this acquisition. General Cable is a fine company with a long and successful history in this field. They supply some of the most prestigious customers in the industry. Our goal will be to maintain the best features of both companies to become the best possible ignition wire supplier to all General and SMP customers.

“We believe the acquisition will be accretive to earnings in year one, excluding one-time integration costs.”

Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Standard Motor Products cautions investors that any forward-looking statements made by the company, including those that may be made in this press release, are based on management’s expectations at the time they are made, but they are subject to risks and uncertainties that may cause actual results, events or performance to differ materially from those contemplated by such forward-looking statements. Among the factors that could cause actual results, events or performance to differ materially from those risks and uncertainties discussed in this press release are those detailed from time-to-time in prior press releases and in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K and quarterly reports on Form 10-Q.  By making these forward-looking statements, Standard Motor Products undertakes no obligation or intention to update these statements after the date of this release.

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